Exhibit 2.1

STRATEGIC DISTRIBUTION, INC.,

PROJECT EAGLE HOLDING CORPORATION

and

PROJECT EAGLE MERGER CORPORATION

AGREEMENT AND PLAN OF MERGER

Dated as of January 8, 2007

i

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2007 (this “Agreement”), among Strategic Distribution, Inc., a Delaware corporation (the “Company”), Project Eagle Holding Corporation, a Delaware corporation (“Parent”), and Project Eagle Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”).  (Certain defined terms used herein are defined in Section 9.4.)

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has (i) determined that this Agreement, the Merger (as defined in Section 1.1) and the transactions contemplated hereby are fair to, and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and declared it advisable, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved the Merger on the terms set forth in this Agreement; and

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement certain stockholders of the Company have entered into and delivered to Parent and Merger Sub support agreements (the “Support Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1             The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Merger”).  The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2             Effective Time.  The Merger shall become effective at such time (the “Effective Time”) as shall be stated in the Certificate of Merger, in a form reasonably acceptable to Parent, the Company and Merger Sub, respectively, to be filed with the Secretary of State of the State of Delaware in accordance with Delaware Law (the “Merger Filing”).  The Merger Filing shall provide for the effectiveness of the Merger immediately upon its filing.  The Merger Filing shall be made at the Closing (as defined in Section 2.4).

Section 1.3             Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4              Certificate of Incorporation; By-Laws; Directors and Officers.

(a)            The Certificate of Incorporation of Merger Sub as in effect immediately before the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by all applicable Laws and such Certificate of Incorporation; provided, that the Merger Filing shall amend such Certificate of Incorporation such that the name of the Surviving Corporation shall be “Strategic Distribution, Inc.”

(b)           The By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

(c)           The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified.  If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law.

Section 1.5              Company Action.  The Company hereby represents and warrants that the Board of Directors, at a meeting duly called and held on January 5, 2007:  (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) recommended that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; (iii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company; and (iv) took all action necessary to render the limitations on business combinations contained in Section 203 of the Delaware General Corporation Law (the “DGCL”) inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.  The Company further represents and warrants that (x) William Blair & Company, L.L.C., as financial advisor to the Company, delivered to the Board of Directors a written opinion (the “Fairness Opinion”), dated January 5, 2007, to the effect that the Per Share Amount (as defined in Section 2.1(c)) to be received by the stockholders of the Company pursuant to the Merger was, as of such date, fair to such stockholders from a financial point of view and (y) a true and correct copy of such opinion has been delivered to Parent.

Section 1.6              Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
CONVERSION OF SECURITIES

Section 2.1             Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company, the holder of any of the following securities or any other Person:

(a)           Common Stock of Merger Sub.  Each share of common stock, par value $.01 per share, of Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-and Merger Sub-Owned Company Common Stock.  Each share of common stock, par value $.10 per share, of the Company (“Company Common Stock”) that is owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub or held in the treasury of the Company (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)           Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (“Shares”) other than the Excluded Shares and the Dissenting Shares (as defined in Section 2.1(d)) shall be converted into the right to receive $10.00 (the “Per Share Amount”) in cash payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in accordance with Section 2.3 hereof.

(d)           Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, Shares that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Amount.  Such stockholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Amount in accordance with Section 2.1(c) hereof.  The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of any Dissenting Shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent and Merger Sub, which shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to, or settle or offer to settle, any such demands.

(e)           Cancellation and Retirement of Company Common Stock.  As of the Effective Time, all Shares (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except, in all cases other than the Excluded Shares, the right to receive the Per Share Amount therefor upon surrender of such certificate in accordance with Section 2.3.

Section 2.2             Stock Plans

(a)           The Board of Directors or any relevant committee thereof shall take all actions necessary such that, at the Effective Time, each then outstanding option to purchase shares of Company Common Stock (collectively, the “Options”), whether granted under (i) the Amended and Restated Strategic Distribution, Inc. 1996 Non-Employee Director Stock Plan, as amended (the “Non-Employee Director Plan”), (ii) the Strategic Distribution, Inc. Amended and Restated 1990 Incentive Stock Option Plan, as amended (the “1990 Plan”), (iii) the Strategic Distribution, Inc. 1999 Incentive Stock Option Plan, as amended (the “1999 Plan” and, together with the Non-Employee Director Plan and the 1990 Plan, the “Option Plans”), or otherwise, and whether or not then exercisable or vested, (i) shall become exercisable and vested at the Effective Time, (ii) shall be canceled in exchange for the payment referred to in the immediately following sentence if the exercise price is less than the Per Share Amount (such Options, “In-the-Money Options”), and (iii) shall be canceled without any payment if the exercise price is less than the Per Share Amount.  Promptly following the Effective Time, the Surviving Corporation shall pay to each holder of an Option with respect to each In-the-Money Option an amount in cash equal to the product obtained by multiplying (x) the amount, if any, by which the Per Share Amount exceeds the per share exercise price relating to such In-the-Money Option, by (y) the number of shares of Company Common Stock subject to such In-the-Money Option (such payment to be net of applicable withholding Taxes).

(b)           Except as otherwise agreed to by the parties, (i) the Company shall cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall be terminated and shall have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or any participant in the Option Plans or any other plan, program or arrangement of the Company shall have any right to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary (as defined in Section 4.3(a)) or subsidiary of the Surviving Corporation.

(c)           Section 16 Exemption.  Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the transactions contemplated by this Section 2.2 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 of the Exchange Act.

Section 2.3             Exchange of Certificates

(a)           Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) to receive the funds  necessary to make the payments contemplated by Section 2.1(c).  At the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II, cash in an amount sufficient to make payments as provided in this Section 2.3 (such cash consideration being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions of Parent and the Surviving Corporation, make payments out of the Exchange Fund as contemplated by this Section 2.3.  The Exchange Fund shall not be used for any purpose other than making the payments contemplated by this Section 2.3.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose Shares were converted pursuant to Section 2.1(c) into the right to receive the Per Share Amount (excluding, for the sake of clarity, the Excluded Shares and the Dissenting Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Share Amount.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, Parent shall cause the Exchange Agent to pay to the holder of such Certificate in exchange therefor the Per Share Amount for each share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled.  If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such tax either has been paid or is not applicable.  Until surrender as contemplated by this Section 2.3(b), each Certificate (other than Certificates representing Excluded Shares or Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Amount in cash as contemplated by Section 2.1(c).  The right of any stockholder to receive the Per Share Amount shall be subject to and reduced by any applicable federal backup withholding obligation.  After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates which have been converted pursuant to this Agreement into the right to receive the Per Share Amount, and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Per Share Amount.  No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate which immediately before the Effective Time represented outstanding Shares.

(c)           No Further Ownership Rights in Company Common Stock Exchanged For Cash.  All cash paid upon the surrender for exchange of Certificates representing Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such Certificates.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one (1) year after the Effective Time shall be delivered to Parent and any holders of Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of the Per Share Amount.

(e)           No Liability.  None of Parent, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(f)            Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Per Share Amount as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g)           Withholding Rights.  The Surviving Corporation or Parent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Surviving Corporation, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Laws.  To the extent that amounts are so deducted and withheld by Parent or the Surviving Corporation, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as applicable.

(h)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Amount payable pursuant to this Agreement.

Section 2.4              Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, on the first business day immediately following the date on which the last of the conditions set forth in Article VII hereof (other than conditions which, by their nature, are to be satisfied on the Closing Date) have been satisfied or waived, or at such other time and place as Parent, Merger Sub and the Company shall agree in writing (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 3.1              Corporate Organization.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 3.2              Capitalization.  The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.  All such shares which are issued and outstanding are duly authorized, validly issued, fully paid and nonassessable and owned beneficially and of record by Parent free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever (“Liens”).  There are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating Merger Sub to issue or sell any shares of capital stock of or other equity interests in Merger Sub.

Section 3.3              Authority Relative to this Agreement.  Parent and Merger Sub each has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate action or proceeding is necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent or Merger Sub of their respective obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4             No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not: (i) conflict with or violate any applicable Laws, or any judgment or decree applicable to Parent or Merger Sub or by which Parent’s or Merger Sub’s properties are bound or subject; (ii) violate or conflict with the certificate of incorporation or bylaws of Parent or Merger Sub; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which Parent or Merger Sub is a party or by which Parent or Merger Sub or Parent’s or Merger Sub’s properties are bound or subject, except, in the case of clauses (i) and (iii) immediately above, for any such conflicts, violations, breaches, defaults, terminations, cancellations or Liens which would not, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)           Except (i) for applicable requirements, if any, of the Exchange Act and (ii) for the filing and recordation of appropriate merger or other documents (including the Merger Filing) as required by Delaware Law or the “takeover” or “blue sky” Laws of any domestic or foreign jurisdiction to which the transactions contemplated by this Agreement are subject, Parent and Merger Sub are not required to submit any notice, report or other filing with any governmental or regulatory authority, agency or body, domestic or foreign (a “Governmental Entity”), in connection with the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby.  Except as contemplated by the immediately preceding sentence, no waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained by Parent or Merger Sub in connection with its execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except where the failure to obtain any such waiver, consent, approval or authorization would not, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 3.5             Financing Arrangements.  Parent and Merger Sub have or will have funds available to them sufficient (i) to pay the aggregate Per Share Amount (including all amounts payable to the holders of Options as contemplated by Section 2.2 hereof) and (ii) to pay all related fees and expenses and otherwise to consummate the transactions contemplated by this Agreement.

Section 3.6             Litigation.  There are no claims, actions, suits, proceedings (including arbitrations or mediations) or investigations pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any of their respective subsidiaries or any of their respective properties or rights, before any court or other Governmental Entity, which, individually or in the aggregate, has had or would have a material adverse effect on or otherwise materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.  Neither Parent or Merger Sub nor any of their respective subsidiaries or properties is subject to any order, judgment, injunction or decree, which, individually or in the aggregate, has had or would have a material adverse effect on or otherwise materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 3.7             No Prior Activities.  Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 3.8             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 3.9             Information Supplied for Proxy Statement.  None of the written information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees specifically for inclusion in the proxy statement (such proxy statement, as amended or supplemented, is herein referred to as the “Proxy Statement”), to be filed with the SEC by the Company in connection with the solicitation of proxies from stockholders at the special meeting of stockholders of the Company to consider this Agreement and the Merger (the “Company Stockholders’ Meeting”) will, on the date the Proxy Statement is first sent to the Company’s stockholders or at the time of Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.10           Beneficial Ownership of Shares.  Neither Parent nor any of its affiliates beneficially owns more than 5% of the outstanding shares of capital stock of the Company or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company, other than as contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1             Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be.  The Company and each of the Subsidiaries has the requisite power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and the Company and each of the Subsidiaries (to the extent applicable thereto) is duly qualified as a foreign corporation or other form of business entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  Section 4.1 of the Disclosure Schedule sets forth, for the Company and each Subsidiary, each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes qualification to do business as a foreign corporation or other form of business entity necessary.

For purposes of this Agreement, “Material Adverse Effect” means any change or effect that has or would reasonably be anticipated to have, individually or in the aggregate with other changes and effects, a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Company and the Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed to constitute a “Material Adverse Effect” or shall be considered in determining whether a “Material Adverse Effect” has occurred: (a) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates; (b) changes affecting generally the industries or markets in which the Company or any of the Subsidiaries conduct business; (c) changes in any Laws issued, enacted, adopted, promulgated or otherwise put into effect after the date hereof by or under the authority of any Governmental Entity or the Nasdaq Global Market or a similar regulatory agency; or (d) changes or effects resulting from the execution and delivery of this Agreement or the announcement thereof or from the performance by the Company of its obligations hereunder.

Section 4.2             Capitalization.  The authorized capital stock of the Company consists of: (a) 20,000,000 shares of Company Common Stock; and (b) 500,000 shares of preferred stock, par value $.10 per share, of the Company (“Company Preferred Stock”).  As of January 1, 2007 (the “Measurement Date”): (i) 2,962,174 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) 27,500 shares of Company Common Stock were reserved for issuance under the Non-Employee Director Plan and, as of the Measurement Date, 13,200 shares of Company Common Stock were underlying outstanding options or other outstanding awards granted under the Non-Employee Director Plan, (iv) 200,000 shares of Company Common Stock were reserved for issuance under the 1990 Plan and, as of the Measurement Date, 10,777 shares of Company Common Stock were underlying outstanding options or other outstanding awards granted under the 1990 Plan, (v) 150,000 shares of Company Common Stock were reserved for issuance under the 1999 Plan and, as of the Measurement Date, 49,017 shares of Company Common Stock were underlying outstanding options or other outstanding awards granted under the 1999 Plan and (vi) 50,000 shares of Company Common Stock were reserved for issuance under the Strategic Distribution, Inc. Executive Compensation Plan, as amended (the “Executive Plan”), and, as of the Measurement Date, no shares of Company Common Stock or options to purchase shares of Company Common Stock were issued and outstanding under the Executive Plan.  Section 4.2(i) of the Disclosure Schedule lists, for each holder of outstanding options or other rights to purchase Company Common Stock, such Person’s name, date of grant of such option or right, the number of shares for which such option or right is exercisable, and the exercise or strike price for such option or right.  Except for the Support Agreements or as set forth in this Section 4.2, in the SEC Reports (as defined in Section 4.6(a)) or in Section 4.2 of the Disclosure Schedule: (x) there are no preemptive rights, conversion rights, stock appreciation rights or other options, calls, warrants, rights, agreements, commitments or obligations of any character obligating the Company or any of the Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire, any shares of capital stock of or other equity interests in the Company; (y) there are no bonds, debentures, notes or other indebtedness of the Company or any of the Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote; and (z) there are no stockholders agreements, voting trusts, irrevocable proxies or other agreements to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound relating to the voting, registration or disposition of any shares of the capital stock of the Company or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Board of Directors.

Section 4.3             Subsidiaries.

(a)           Section 4.3(a)(i) of the Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries, together with a list of each director of such Subsidiary.  All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens.  The Company does not directly or indirectly own any securities or other beneficial ownership interests in any entity (including through joint ventures or partnership arrangements) other than (i) the Subsidiaries listed in Section 4.3(a)(i) of the Disclosure Schedule, (ii) as set forth in Section 4.3(a)(ii) of the Disclosure Schedule or in the SEC Reports and (iii) securities or other beneficial ownership interests constituting cash or cash equivalents.  For purposes of this Agreement, “Subsidiary” means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(b)           Except as set forth in Section 4.3(b) of the Disclosure Schedule or in the SEC Reports: (i) there are no preemptive rights, conversion rights, stock appreciation rights or other options, calls, warrants, rights, agreements, commitments or obligations of any character obligating any Subsidiary to issue, or the Company or any of the Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any shares of capital stock of or other equity interests in any Subsidiary; (ii) there are no bonds, debentures, notes or other indebtedness of the Company or any of the Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders or other equity holders of any such Subsidiary may vote; and (iii) there are no stockholders agreements, voting trusts or other agreements to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound relating to the voting, registration or disposition of any shares of the capital stock or other equity interests of any such Subsidiary or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the board of directors or other governing body of any such Subsidiary.

Section 4.4             Authority Relative to this Agreement.  The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and, subject to any approval of the Merger by the Company’s stockholders required in accordance with Delaware Law, no other corporate action or proceeding is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by general equitable principles.

Section 4.5             No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not: (i) conflict with or violate any Law applicable to the Company or the Subsidiaries or by which its or any of the Subsidiaries’ property is bound or subject; (ii) violate or conflict with the Second Restated Certificate of Incorporation of the Company, as amended (the “Restated Certificate”), or the Amended and Restated By-Laws of the Company, as amended (the “Company Bylaws”), or the comparable organizational documents of any of the Subsidiaries; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of the Subsidiaries pursuant to, any contract, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or its or any of the Subsidiaries’ property is bound or subject, except, in the case of clauses (i) and (iii) immediately above, for any such conflicts, violations, breaches, defaults, terminations, cancellations or Liens which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Except for (i) applicable requirements, if any, of the Exchange Act and (ii) the filing and recordation of appropriate merger or other documents (including the Merger Filing) as required by Delaware Law or the “takeover” or “blue sky” Laws of any domestic or foreign jurisdiction to which the Company or any of the Subsidiaries is subject and (iv) as set forth in Section 4.5(b) of the Disclosure Schedule, the Company and the Subsidiaries are not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.  Except as set forth in Section 4.5(b) of the Disclosure Schedule, no waiver, consent, approval or authorization of any Governmental Entity or other Person, is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain any such waiver, consent, approval or authorization would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.6             SEC Filings; Financial Statements.

(a)           The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 2005 (collectively, the “SEC Reports”).  The SEC Reports, including the financial statements contained therein, (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Subsidiaries is, or has been at any time, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(b)           The financial statements contained in the SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and the Subsidiaries as at the respective dates thereof and the consolidated statements of operations and cash flows of the Company and the Subsidiaries for the periods indicated, except that the unaudited interim financial statements included in any SEC Report were or are subject to normal year-end adjustments.

(c)           Except (i) as reflected or reserved against in the financial statements contained in the SEC Reports or as otherwise disclosed in such SEC Reports, (ii) for liabilities incurred in the ordinary course consistent with past practice since September 30, 2006 and (iii) for those liabilities set forth in Section 4.6(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, has had or would have a Material Adverse Effect.

(d)           The principal executive officer of the Company and the principal financial officer of the Company (and each applicable former principal executive officer or principal financial officer of the Company) have each made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Reports filed since January 1, 2005.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  The Company maintains disclosure controls and procedures and internal controls over financial reporting required by, and in accordance with, Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and the Subsidiaries required to be disclosed in the reports the Company files or submits under the Exchange Act is accumulated and communicated on a timely basis to the Company’s management, including its principal executive and principal financial officers, and to those individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and such internal controls over financial reporting are effective to provide reasonable assurance to the Company’s management and the Board of

Directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United Stated generally accepted accounting principles.

(e)           There are no outstanding loans made by the Company or any of the Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of the Subsidiaries.  There are no outstanding contracts, agreements or understandings that forgive (or purport to forgive) any such loans.  Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of the Subsidiaries.

Section 4.7             Absence of Certain Changes or Events.  Since September 30, 2006, and except as contemplated by this Agreement or as set forth in Section 4.7 of the Disclosure Schedule or in the SEC Reports, there has not been:

(a)           any Material Adverse Effect;

(b)           any amendment, modification, rescission or other change to the Restated Certificate or the Company Bylaws;

(c)           any adoption or approval of any Employee Plan (as defined in Section 4.9), or any amendment, modification, rescission or other change to any existing Employee Plan;

(d)           any increase in the salary, benefits, bonus or other compensation payable or to become payable to any of the Company’s or any Subsidiaries’ directors or officers;

(e)           any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of the Subsidiaries which are material to the Company and the Subsidiaries taken as a whole;

(f)            any redemption or other acquisition of Company Common Stock by the Company or any of the Subsidiaries or any declaration or payment by the Company or any of the Subsidiaries of any dividend or other distribution in cash, stock or property with respect to Company Common Stock;

(g)           any purchase, acquisition, sale or disposition (by merger, consolidation, purchase or sale of assets, purchase or sale of stock or otherwise), or agreement to purchase, acquire, sell or dispose of, (i) any Person or business by the Company or any of the Subsidiaries, or (ii) any material assets of the Company or any of the Subsidiaries, except in the case of the sale of inventory or other assets in the ordinary course of business consistent with past practice;

(h)           any incurrence, assumption, guarantee or endorsement by the Company or any of the Subsidiaries of any debt or borrowings of any Third Party;

(i)            any pledge of any material assets of the Company or any of the Subsidiaries or the granting of any Lien on any material assets of the Company or any of the Subsidiaries;

(j)            any change by the Company or any of the Subsidiaries in accounting principles, policies or methods, except insofar as may have been required by a change in United States generally accepted accounting principles; or

(k)           any agreement, in writing or otherwise, by the Company or any of the Subsidiaries to take any of the actions described in this Section 4.7.

Section 4.8             Litigation.  Except as disclosed in the SEC Reports or in Section 4.8 of the Disclosure Schedule, there are no material claims, actions, suits, proceedings (including arbitrations or mediations) or investigations pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries or any properties or rights of the Company or any of the Subsidiaries, before any court or other Governmental Entity.  Neither the Company, nor the Subsidiaries, nor any of the Company’s or any of the Subsidiaries’ properties is subject to any order, judgment, injunction or decree that is material (individually or in the aggregate) to the business of the Company or any of the Subsidiaries, or which would reasonably be expected to have a Material Adverse Effect or which could materially impair or delay the Company’s or Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.9             Employee Benefit Plans.

(a)           Section 4.9(a) of the Disclosure Schedule sets forth a list of all material “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee pension benefit plans” (as defined in Section 3(2) of ERISA) and all other bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements, and employment, change in control or similar contracts or arrangements, in each case for the benefit of, or relating to, any officer, director or employee of, or independent contractor or consultant to, the Company or any of the Subsidiaries (together, the “Employee Plans”).  The Company has delivered or made available to Parent true and complete copies of all Employee Plans, as in effect, as well as any applicable summary plan descriptions, Form 5500’s, the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, and the latest financial, accounting, or governmental reports relating to any Employee Plans.

(b)           None of the Company, any Subsidiary of the Company, or to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction”, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any Subsidiary thereof or any Employee Plan.

(c)           All Employee Plans are in compliance with the currently applicable requirements prescribed by all applicable Laws currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code, except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect.  Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder.

(d)           All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Effective Time, except where the failure to make any such contribution or payment would not, individually or in the aggregate, have a Material Adverse Effect.  No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code.  Neither the Company nor any Subsidiary thereof has incurred nor reasonably expects to incur any material liability to the Pension Benefit Guaranty Corporation with respect to any Employee Plan.  Neither the Company nor any Subsidiary has incurred any withdrawal liability to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e)           Except as set forth in Section 4.9(e) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby (including without limitation the Merger), will create any obligation to pay or the right to receive (whether absolute or contingent) any severance, termination, “golden parachute” or other similar payment, whether pursuant to any written or oral contract or other agreement or under any applicable Law.

(f)            Each Employee Plan that is subject to Section 409A of the Code has been operated and administered in good faith compliance with such Section 409A, including with the requirements of the proposed regulations issued under Section 409A of the Code, from the period beginning January 1, 2005 through the date hereof.  Parent agrees that prior to the Effective Time, the Company shall be permitted to amend the Company Plans impacted by Code Section 409A to the extent necessary to preserve the intended benefits and avoid adverse tax consequences under Code Section 409A to the participants; provided, however, that no amendment shall be made that could reasonably be expected to result in an increase in cost to, or liability of, the Company except for the time value of money if payment of benefits is required to be accelerated.  Parent further agrees that, to the extent that additional amendments may be necessary after the Effective Time to preserve the intended benefits and avoid adverse tax consequences under Code Section 409A to the participants, Parent shall cause such amendments to be made, provided that no such amendment shall be made that could reasonably be expected to result in an increase in cost to, or liability of, the Parent or the Surviving Corporation except for the time value of money if payment of benefits is required to be accelerated.

(g)           No officer, director or employee is the beneficiary of any split dollar insurance benefit or is subject to any key man life insurance.

Section 4.10           Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.  The Proxy Statement will not, at the time it is first sent to stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to written information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees specifically for inclusion in the Proxy Statement.

Section 4.11           Conduct of Business; Permits.

(a)           Except as disclosed in the SEC Reports or in Section 4.11 of the Disclosure Schedule, the business of the Company and each of the Subsidiaries is being conducted in material compliance with all applicable Laws, and neither the Company nor any of the Subsidiaries is in breach, default or violation of any term, condition or provision of (i) the Restated Certificate, the Company Bylaws or the organizational documents of any such Subsidiary; (ii) any note, bond, mortgage, indenture, contract, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound; or (iii) any Laws applicable to the Company or any of the Subsidiaries or their respective businesses, except, with respect to clauses (ii) and (iii) immediately above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any of the Subsidiaries has, nor, to the knowledge of the Company, has any other Person, directly or indirectly, on the Company’s or any of the Subsidiaries’ behalf, or on behalf of the their respective businesses, (i) made or received any payment which was not legal to make or receive, including without limitation, payments prohibited under applicable federal and state “fraud and abuse” or anti-kickback statutes, (ii) made an illegal political contribution or (iii) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

(b)           The permits, licenses, approvals and authorizations from Governmental Entities (collectively, “Permits”) held by the Company and the Subsidiaries are valid and sufficient for the business currently conducted by the Company and the Subsidiaries, except where the failure of such Permits to be so valid and sufficient would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any Subsidiary has received any written claim or written notice from any Governmental Entity that the Company or any such Subsidiary is not in compliance with the terms of any such Permits and with all requirements, standards and procedures of the federal, state, local and foreign Governmental Entities that issued them, except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.12           Taxes.

(a)           Except as set forth in Section 4.12 of the Disclosure Schedule, and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each of the Subsidiaries has timely filed with the appropriate Governmental Entity all material Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company or the Subsidiaries or its operations or assets, and such Tax Returns are true, correct and complete, (ii) all material Taxes (as hereinafter defined) shown to be due on such Tax Returns, all material Taxes required to be paid on an estimated or installment basis, and all material Taxes required to be withheld with respect to the Company or its operations or assets have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by Law, (iii) the reserve for Taxes set forth on the balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 is adequate for the payment of all material Taxes through the date thereof and no Taxes have been incurred after September 30, 2006 which were not incurred in the ordinary course of business, (iv) there are no outstanding deficiencies or assessments asserted or proposed against the Company or any of the Subsidiaries that have not been finally settled or paid in full, and (v) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of the Subsidiaries.

(b)           During the five (5) year period ending on the date hereof, neither the Company nor any of the Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c)           Neither the Company nor any of the Subsidiaries is nor have they been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(d)           Section 4.12 of the Disclosure Schedule sets forth, for the Company and each member of the consolidated group of which the Company is a member, the federal and state net operating loss carryforwards for the Company and for each such member.

(e)           Except as set forth on Section 4.12 of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries will be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting, closing agreement, intercompany transaction or excess loss account, installment sale entered into prior to the Closing Date, or any prepaid amount received on or prior to the Closing Date and (ii) no payments, acceleration of benefits, or provision of other rights have been or will be made in connection with the consummation of the transactions contemplated by this Agreement that would be nondeductible by the Company or any of its Subsidiaries under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(f)            For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments)

and (ii) “Tax Return” means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

Section 4.13           Environmental.  Except as disclosed in the SEC Reports or in Section 4.13 of the Disclosure Schedule, and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and the Subsidiaries are in compliance with all applicable Environmental Laws (as hereinafter defined), (ii) there are no outstanding allegations of which either the Company or the Subsidiaries has been provided notice in writing by any Person that the Company or any of the Subsidiaries is not or has not been in compliance with all applicable Environmental Laws, (iii) neither the Company nor any of the Subsidiaries has received any written notice, claim, order, demand or judgment alleging any current and continuing obligation or potential liability of the Company or any Subsidiary thereof for response, cleanup or remediation activities or the costs thereof pursuant to CERCLA or RCRA (as each such capitalized term is hereinafter defined) or analogous state or foreign Laws.  To the Company’s knowledge, there is no condition on any real property leased by the Company or any of the Subsidiaries for which the Company or any of the Subsidiaries has an obligation to undertake any investigation, cleanup or remedial action pursuant to any Environmental Laws.  For purposes of this Agreement, (i) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (ii) “Environmental Laws” means all federal, state, local and foreign Laws, regulations and ordinances relating to protection of the environment and (iii) “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

Section 4.14           Properties.

(a)           The Company and each of the Subsidiaries has good and marketable title to, or a valid leasehold interest in, all its properties and assets, free and clear of all Liens, except as set forth in Section 4.14(a) of the Disclosure Schedule and for Liens that do not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary thereof owns a fee or other ownership interest in any real property.  Section 4.14(b) of the Disclosure Schedule sets forth a true and complete list of each lease or material sublease relating to real property or interests in real property leased by the Company or any of the Subsidiaries (collectively, the “Company Material Leases”).  The Company has delivered or made available to Parent true and correct copies of each Company Material Lease.  No option has been exercised under any of the Company Material Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered or made available to Parent with the corresponding Company Material Lease.

(c)           Each Company Material Lease is in full force and effect and neither the Company, any of the Subsidiaries nor any other party to a Company Material Lease has given to the other party or parties written notice of or has made a written claim with respect to any breach or default thereunder.  Neither the Company nor any of the Subsidiaries thereof is in default of any obligation under any Company Material Lease and no event has occurred which with the passage of time or giving of notice, or both would constitute a default of any obligation under any Company Material Lease by the Company or any of the Subsidiaries, except, in each case, for any such default which would not, individually or in the aggregate, have a Material Adverse Effect.  To the knowledge of the Company, (i) no other party to a Company Material Lease is in default of any material obligation thereunder and (ii) no event has occurred which with the passage of time or giving of notice, or both would constitute a default of any material obligation under any Company Material Lease by such other party.  None of the property subject to any Company Material Lease is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

Section 4.15           Intellectual Property.  The Company or one of the Subsidiaries owns free and clear of all Liens, or is licensed or otherwise possesses rights in, to or under, as applicable, all patents, trademarks, trade names, service marks, copyrights and any applications or registrations therefor, confidential and proprietary information, trade secrets, computer software programs or applications, web addresses and domain names, in each case, that are material to the operation of their businesses, taken as a whole, as currently conducted (the “Material Intellectual Property”).  The Material Intellectual Property is listed on Section 4.15 of the Disclosure Schedule (with trade secrets and confidential information being referenced in general terms by class or category).  To the knowledge of the Company, patents, trademarks, trade names, service marks, copyrights, web addresses, domain names and registrations and applications therefor included in the Material Intellectual Property are valid and subsisting and are registered and/or applied for in the name of the Company or the Subsidiaries.  Except as disclosed in the SEC Reports or in Section 4.15 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has received any written notice alleging that the operation of their businesses infringes upon, misappropriates or otherwise violates any intellectual property right of any Person or that any Material Intellectual Property is invalid. To the knowledge of the Company, there are no infringements or misappropriations of any Material Intellectual Property by any other party.

Section 4.16           Contracts.

(a)           Except as set forth in the SEC Reports or in Section 4.16 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to or bound by:

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)           any contract or agreement for the purchase of materials or personal property from any supplier or other Person or for the furnishing of services by any such supplier or other Person to the Company or any of the Subsidiaries that, in each case, requires future aggregate annual payments by the Company or any of the Subsidiaries of $250,000 or more;

(iii)          any contract or agreement for the sale, license or lease (as lessor) by the Company or any of the Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of the Subsidiaries, that is reasonably likely to involve future aggregate annual payments to the Company or any of the Subsidiaries of $3,000,000 or more;

(iv)          any contract or agreement, including, without limitation, loan agreements, credit agreements, notes, bonds, mortgages or indentures, relating to or evidencing indebtedness for borrowed money, capital lease obligations (including guarantees in respect of any of the foregoing) of the Company or the Subsidiaries in the amount of $100,000 or more;

(v)           any non-competition agreement or any other contract or which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of the Subsidiaries may be conducted;

(vi)          any contract or agreement relating to any material joint venture or partnership;

(vii)         any contract or agreement to allocate, share or otherwise indemnify for Taxes;

(viii)        any contract or agreement with any consultant or independent contractor that is not terminable at will on 30 days’ notice or less; or

(ix)           any irrevocable proxies, or voting or other contract or agreement governing how any shares of the Company Common Stock shall be voted.

The foregoing contracts and agreements to which the Company or any of the Subsidiaries is a party or are bound are collectively referred to herein as “Company Contracts.”

(b)           Each Company Contract is valid and binding on the Company (or the Subsidiary that is a party thereto) and is in full force and effect, and the Company (or such Subsidiary) has performed all obligations required to be performed by it to date under each Company Contract, except where the failure to perform any such obligation would not, individually or in the aggregate, have a Material Adverse Effect.  There is no violation or default under (nor does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Contract by the Company or any of the Subsidiaries or, to the knowledge of the Company, any other party thereto, except for such violations or defaults which, individually or the aggregate, have not had or would not have a Material Adverse Effect.  The Company has delivered or made available to Parent true and complete copies of each Company Contract, including any amendments or modifications thereto, identified on Section 4.16 of the Disclosure Schedule.

Section 4.17           Insurance.  Section 4.17 of the Disclosure Schedule sets forth a true and complete list of all material policies of insurance providing coverage in favor of the Company, the Subsidiaries or any of their respective properties and assets.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to the date of this Agreement have been paid and no written notice of cancellation or termination has been received by the Company or any of the Subsidiaries with respect to any such policy. The Company and the Subsidiaries have complied in all material respects with the terms and conditions of such insurance policies.  The Company has delivered or made available to Parent true and complete copies of each such policy, including any amendments, modifications or endorsements thereto.

Section 4.18           Brokers.  No broker, finder or investment banker (other than William Blair & Company, L.L.C.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of the Subsidiaries.  The Company has heretofore furnished or made available to Parent true and complete information concerning the financial arrangements between the Company and William Blair & Company, L.L.C. pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereunder.

Section 4.19           Employees; Labor Relations.  Section 4.19 of the Disclosure Schedule sets forth, as of the date hereof, the names, date of hire, current annual salary rates or current hourly wages, job title and work location for each employee of the Company or any of the Subsidiaries.  Except as set forth in the SEC Reports or in Section 4.19 of the Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each of the Company and the Subsidiaries is in compliance with all applicable Laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health and, (ii) there is no labor slowdown, stoppage or lockout pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries.  Neither the Company nor any of the Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union.

Section 4.20           Transactions with Affiliates.  Except as set forth in the SEC Reports, no affiliate of the Company or any of the Subsidiaries has (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) that is material to and is used in any of the businesses of the Company or any of the Subsidiaries or (ii) had material business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of the Subsidiaries).

Section 4.21           Suppliers and Customers.

(a)           Section 4.21(a) of the Disclosure Schedule sets forth a list of the top ten (10) suppliers, by dollar amount paid by the Company and the Subsidiaries (taken together), for the fiscal year of the Company ended December 31, 2005 and for the nine month period ended September 30, 2006, from whom the Company or any Subsidiary has purchased goods and/or services (collectively, the “Suppliers”).  As of the date hereof, (i) there are no material disputes with any Suppliers and (ii) no Supplier has expressed in writing to the Company or any Subsidiary its intention to cancel or otherwise terminate its relationship with, or to materially reduce its business with, the Company or any Subsidiary.

(b)           Section 4.21(b) of the Disclosure Schedule sets forth a list of the top fifteen (15) customers, by revenue derived by the Company and its Subsidiaries (taken together), for each of the fiscal year of the Company ended December 31, 2005 and for the nine month period ended September 30, 2006, to whom the Company or any Subsidiary has sold goods and/or services (collectively, the “Customers”).  As of the date hereof, (i) there are no material disputes with any Customers and (ii) no Customer has expressed in writing to the Company or any Subsidiary its intention to cancel or otherwise terminate its relationship with, or to materially reduce its business with, the Company or any Subsidiary.

Section 4.22           Control Share Acquisition.  The Board of Directors has taken all actions necessary so that no state takeover statute or similar statute or regulation or comparable takeover provision of the Restated Certificate or the Company Bylaws of the applies or purports to apply to the Merger or this Agreement.

Section 4.23           Vote Required.  The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Laws or otherwise) to adopt this Agreement (the “Requisite Vote”).

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1             Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, from and after the date of this Agreement and until the earlier of the termination of this Agreement in accordance with Section 8.1 hereof and the Effective Time, unless Parent shall otherwise consent in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and neither the Company nor any of the Subsidiaries shall take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and each of the Subsidiaries will use its reasonable efforts to preserve substantially intact the business organization of the Company and such Subsidiary, to keep available the services of the present officers, employees and consultants of the Company and the Subsidiaries and to preserve the present relationships of the Company and the Subsidiaries with customers, suppliers and other Persons with which the Company and such Subsidiaries have significant business relations.  Without limiting the generality of the foregoing, from and after the date of this Agreement and until the earlier of the termination of this Agreement in accordance with Section 8.1 hereof and the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), and except as (x) contemplated by this Agreement or (y) set forth in Section 5.1 of the Disclosure Schedule, the Company shall not, and shall cause the Subsidiaries not to:

(a)           amend the Restated Certificate, the Company Bylaws or the comparable organizational documents of any Subsidiary;

(b)           (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly-owned Subsidiary may declare and pay a dividend or make other distributions to its parent or the Company, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock other than Shares issued upon the exercise of Options outstanding as of the date hereof, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) of its other securities; or (iii) split, combine or reclassify any of its outstanding capital stock;

(c)           acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or business or division thereof or (ii) any assets, except, with respect to this clause (ii), (A) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice or (B) other purchases of assets in the ordinary course of business consistent with past practice;

(d)           except in the ordinary course of business, amend in any material respect or terminate any Company Contract, or waive, release or assign any material rights or material claims thereunder;

(e)           transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material property or material assets other than (i) excess or obsolete property or assets or (ii) in the ordinary course of business and consistent with past practice;

(f)            (i) enter into any employment, change of control, retention or severance agreement with or, except in accordance with the existing policies of the Company or the Subsidiaries or any existing contractual obligation, grant any severance, termination, retention or change of control pay to any officer or director of the Company; or (ii) hire or agree to hire any new or additional officers or, other than in the ordinary course of business consistent with past practice, any employee, consultant or independent contractor;

(g)           except as required under the terms of any existing Employee Plan or agreement, or to comply with applicable Laws, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the ordinary course of business consistent with past practice, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus (other than customary annual bonuses) to, any director, officer or, other than in the ordinary course of business consistent with past practice, employee, (iii) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Employee Plan, or (iv) make any grant or award to any director, officer or employee of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or any removal of existing restrictions in any Employee Plans or agreements or awards made thereunder;

(h)           (i) except in the ordinary course of business in amounts consistent with past practice, incur or assume any indebtedness for money borrowed; (ii) voluntarily incur or modify any material indebtedness or other material liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice);

(i)            change any of the accounting methods used by it unless required by generally accepted accounting principles;

(j)            other than in the ordinary course of business consistent with past practice, make any Tax election or settle or compromise any Tax liability;

(k)           settle or compromise any material claim, litigation or other material legal proceeding, other than in the ordinary course of business consistent with past practice; or

(l)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(m)          change or remove the certified public accountants for the Company;

(n)           make any capital expenditures in excess of, in the aggregate, $100,000;  or

(o)           enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2             No Solicitation.

(a)           From the date hereof until the earlier of the termination of this Agreement in accordance with Article 8 or the Effective Time, except as provided in this Section 5.2(a) or in Section 5.2(c), the Company shall not, and it shall cause the Subsidiaries and the officers, directors, employees, agents and representatives of the Company and the Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) solicit or initiate any inquiries, offers or proposals regarding, or the submission of, any Takeover Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or in response to, any inquiries, offers or proposals regarding, or the submission of, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve any Takeover Proposal; provided, however, that nothing contained in this Section 5.2 or any other provision of this Agreement shall prohibit the Company or the Board of Directors, from (A) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party (as hereinafter defined) pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (B) making any disclosure to the Company’s stockholders, if, based on advice from outside counsel, the Board of Directors determines in good faith, that failing to do so would be reasonably likely to violate its fiduciary duty under Delaware Law.  Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  Notwithstanding the foregoing, prior to obtaining the Requisite Vote, the Company and the Company Representatives may furnish information concerning its business, properties or assets to any Third Party, and may negotiate and participate in discussions and negotiations with such Third Party concerning a Takeover Proposal if: (x) such Third Party has submitted a bona fide unsolicited written Takeover Proposal which the Board of Directors believes in good faith, after consultation with its legal and financial advisors, is reasonably likely to lead to a Superior Proposal (as hereinafter defined); and (y) the Board of Directors determines in good faith, based upon advice of outside counsel, that failing to do so would be reasonably likely to violate the Board of Directors’ fiduciary duties to the Company’s stockholders under Delaware Law; provided, however, that prior to furnishing any information to, or entering into discussions with, such third party, the Company (A) enters into a confidentiality agreement with such Third Party containing substantially the same terms as the Confidentiality Agreement referred to in Section 6.4(b), (B) notifies Parent of its intention to provide information to, or enter into discussions with, such Third Party, and (C) concurrently discloses or makes available the same information, if not previously provided to Parent, to Parent as it makes available to such Third Party.  The Company shall promptly notify Parent of its receipt of any Takeover Proposal made to the Company by a Third Party after the date hereof.  Such notice shall include the terms of any such Takeover Proposal, including the identity of the Third Party or its affiliates making the same, and the Company shall keep Parent informed on a current basis with respect to any developments with respect to the foregoing that are significant in the Company’s reasonable determination.

(b)           As used in this Agreement, the following terms have the meanings set forth below:

“Superior Proposal” means an unsolicited bona fide written Takeover Proposal by a Third Party (i) on terms which the Board of Directors determines in good faith, and in consultation with its legal and financial advisors, to be more favorable to the Company’s stockholders than the Merger, (ii) for which financing, to the extent required, is then committed or which in the good faith judgment of the Board of Directors is reasonably capable of being obtained by such Third Party and (iii) which, in the good faith reasonable judgment of the Board of Directors, is reasonably likely to be consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such Takeover Proposal and the Third Party making such Takeover Proposal).

“Takeover Proposal” means any written proposal, offer, contract, agreement or other indication of interest (whether or not delivered to the stockholders of the Company generally) from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its material Subsidiaries or fifty percent (50%) or more of any class of equity securities of the Company or any of such Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of such Subsidiaries.

“Third Party” means any Person or group other than Parent, Merger Sub or any affiliate thereof.

(c)           Except as set forth in this Section 5.2(c), neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement in principle, arrangement, understanding or contract or other agreement with respect to any Takeover Proposal.  Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Requisite Vote, the Board of Directors may withdraw or modify its approval or recommendation of the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (x) the Company shall have received a Superior Proposal, (y) the Board of Directors shall have in good faith, based upon advice of outside counsel, determined that failing to take such action would be reasonably likely to violate the Board of Directors’ fiduciary duties to the Company’s stockholders under Delaware Law and (z) the Company has terminated this Agreement pursuant to, and after complying with all of the provisions of, Sections 8.1(c) and 8.2(b) hereof.  The foregoing notwithstanding, the Company may not approve, endorse or recommend a Superior Proposal, or modify or amend in a manner adverse to Parent or withdraw its endorsement or recommendation of the Merger, or enter into a definitive agreement with respect to such Superior Proposal unless (X) it notifies Parent in writing of its intention to take such action at least three (3) business days prior to taking such action, specifying the material terms of such Superior Proposal and identifying the Third Party making such Superior Proposal, and (Y) Parent does not make, after being provided with reasonable opportunity to negotiate with the Company and its Representatives, within three (3) business days of receipt of such written notification, an offer that the Board of Directors determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the Company’s stockholders as such Superior Proposal.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1             Proxy Statement.

(a)           As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC as promptly as practicable, and promptly thereafter shall mail to the Company’s stockholders, the Proxy Statement.  The Company shall, as promptly as practicable after receipt thereof, provide Parent copies of any written comments, and advise Parent of any material oral comments or material communications regarding the Proxy Statement received from the SEC.  The Company shall provide Parent with a reasonable opportunity to review and comment on any supplement to the Proxy Statement prior to filing the same with the SEC, and the Company will promptly provide Parent with a copy of all such filings made with the SEC.  Subject to the terms of this Agreement, the Proxy Statement shall contain the recommendation of the Board of Directors that the Company’s stockholders approve this Agreement and the Merger.

(b)           Parent and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company any and all information regarding Parent, Merger Sub and their respective affiliates as may be required to be disclosed therein and, without limiting the foregoing, Parent and Merger Sub will use reasonable efforts to promptly (i) review and comment upon the Proxy Statement in advance of its filing with the SEC, and (ii) respond to comments and/or requests, if any, of the SEC with respect to Parent or Merger Sub.

(c)           If at any time prior to the Company Stockholders’ Meeting, there shall occur any event with respect to the Company, the Subsidiaries, Parent or Merger Sub, or with respect to any information provided by the Company, Parent or Merger Sub for inclusion in the Proxy Statement, which event is required to be described in an amendment or supplement to the Proxy Statement, such amendment or supplement shall be promptly filed with the SEC, as required by applicable Law, and disseminated to the Company’s stockholders, as applicable.

Section 6.2             Meeting of Stockholders of the Company.  The Company shall promptly take all action necessary in accordance with Delaware Law, the Restated Certificate and the Company Bylaws to convene the Company Stockholders’ Meeting.  Parent and Merger Sub shall vote, or cause to be voted, in favor of this Agreement and the Merger all Shares directly or indirectly beneficially owned by them.  The stockholder vote or consent required for approval of the Merger will be no greater than that set forth in Delaware Law.  Subject to the fiduciary duty of the Board of Directors, the Company shall use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of stockholders required by Delaware Law to effect the Merger.

Section 6.3             Additional Agreements.  The Company, Parent and Merger Sub will each comply in all material respects with all applicable Laws and with all applicable rules and regulations of any Governmental Entity in connection with the operation of its business and its execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby.

Section 6.4             Access to Information.

(a)           From and after the date hereof and until the earlier to occur of the termination of this Agreement in accordance with Section 8.1 hereof and the Effective Time and subject to applicable Laws, the Company shall, and shall cause the Subsidiaries and their respective officers, directors and employees to, afford the officers, employees and agents of Parent and Merger Sub reasonable access during normal Company business hours to the Company’s and the Subsidiaries’ officers, employees, properties, offices and other facilities and to the books and records of the Company and the Subsidiaries, and shall furnish Parent and Merger Sub with such financial, operating and other information concerning the Company, the Subsidiaries or their respective businesses as Parent or Merger Sub, through its officers, employees or agents, may reasonably request.

(b)           Parent and Merger Sub shall, and shall cause their respective affiliates and each of their respective officers, directors, employees, financial advisors and agents to hold in strict confidence all information obtained by them from the Company, any Subsidiary thereof or any officers, directors, employees, agents or representatives of the Company or any Subsidiary, and to not disclose such information to others, in each case, in accordance with the terms of the Confidentiality Agreement, dated June 7, 2005 (the “Confidentiality Agreement”), between Parent and the Company.

Section 6.5             Public Announcements.  Prior to the Effective Time, Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by Law.

Section 6.6             Reasonable Efforts; Cooperation.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in responding to inquiries from, and making presentations to, regulatory authorities and (b) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement, or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

Section 6.7             Agreement to Defend and Indemnify.

(a)           If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.  It is understood and agreed that, subject to the limitations on indemnification contained in Delaware Law, the Company shall, to the fullest extent permitted under all applicable Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Laws, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company including, without limitation, officers and directors serving as such on the date hereof (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation any of the foregoing that may arise under the Exchange Act in connection with the Merger or any financing obtained in connection with the consummation of the transactions contemplated hereby, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 6.7 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.  For six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers’ and directors’ liability insurance covering the Indemnified Parties who are currently covered by the Company’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts.  Parent shall cause the Surviving Corporation to continue in effect the indemnification provisions currently provided by the Restated Certificate and the Company Bylaws for a period of not less than six years following the Effective Time.  This Section 6.7 shall survive the consummation of the Merger.  This covenant shall survive any termination of this Agreement pursuant to Section 8.1 hereof.  Notwithstanding Section 9.7 hereof, this Section 6.7 is intended to be for the benefit of and to grant third-party beneficiary rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

(b)           If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

Section 6.8             Continuation of Employee Benefits.

(a)           From and after the Effective Time, the Surviving Corporation and the Subsidiaries will honor in accordance with their terms all existing employment, severance, change of control, consulting and salary continuation contracts, agreements, arrangements or understandings between the Company or any Subsidiary, on the one hand, and any current or former officer, director, employee or consultant of the Company or any Subsidiary or group of such officers, directors, employees or consultants, on the other hand, in each case, as disclosed on Section 6.8 of the Disclosure Schedule.

(b)           In addition to honoring the contracts, agreements, arrangements and understandings referred to in Section 6.8 of the Disclosure Schedule, at least until December 31, 2007, the Surviving Corporation will provide or will cause to be provided to each current or former employee (presently entitled to benefits) of the Company or any Subsidiary (i) employee compensation, benefit plans, programs, policies and arrangements, that are no less favorable in the aggregate than those currently provided by the Company or such Subsidiary (other than equity incentive plans) to its employees and former employees; and (ii) severance benefits that are in the aggregate no less favorable to any employee of the Company or any Subsidiary than those currently provided to each such employee.  Nothing in this Section 6.8(b) shall be deemed to prevent the Surviving Corporation or any of the Subsidiaries from making any change required by applicable Laws.

(c)           To the extent permitted under any applicable Laws, each employee of the Company or any Subsidiary shall be given credit for all service with the Company or such Subsidiary (or service credited by the Company or such Subsidiary) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation or Parent in which such employee participates as of the date hereof for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-

term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan, except for benefit accrual under any defined benefit pension plan.

(d)           This Section 6.8, which shall survive the consummation of the Merger at the Effective Time and shall continue without limit, is intended to benefit and bind Parent, the Surviving Corporation, their respective subsidiaries and any other Person referenced in this Section 6.8, each of whom may enforce the provisions of this Section 6.8 whether or not parties to this Agreement.  Except as provided in Section 6.8(a) above, nothing contained in this Section 6.8 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company, any of the Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

(e)           Nothing in this Section 6.8 shall be deemed in any way to change the at-will nature of an employee’s employment with the Surviving Corporation or any of its Subsidiaries, or to limit or otherwise restrict Parent or the Surviving Corporation’s ability to terminate any employee of the Company or any of the Subsidiaries.

                                Section 6.9             Notification of Certain Matters.  The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (x) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (y) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would (i) in the case of the Company, give the Parent the right (without giving effect to any right to cure) to terminate this Agreement in accordance with the terms of Section 8.1 hereof or (ii) in the case of Parent, give the Company the right (without giving effect to any right to cure) to terminate this Agreement in accordance with the terms of Section 8.1 hereof, and (z) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                Section 6.10           Merger Sub.  Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.  Parent shall not, and shall not permit Merger Sub to take, any action that would result in the breach of any representation of Parent hereunder (except for representations and warranties made as of a specific date) such that the Company would have the right to terminate this Agreement pursuant to Section 8.1.

ARTICLE VII
CONDITIONS OF THE MERGER

Section 7.1             Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the following conditions:

(a)           The Merger and this Agreement shall have been approved and adopted by the Requisite Vote of the stockholders of the Company, in accordance with Delaware Law and the Restated Certificate; and

(b)           No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity of competent jurisdiction (which statute, rule, regulation, judgment, writ, decree, order or injunction or other action each party hereto shall use its reasonable best efforts to have vacated or reversed), that in any of the foregoing cases has become final and non-appealable and has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the Merger.

Section 7.2             Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the following conditions:

(a)           The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing as if made on the date of Closing (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any limitation set forth therein arising from the use of the words, “material” or “materially”, or the phrase “Material Adverse Effect”) would not, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair or delay the consummation of the Merger;

(b)           The Company shall have performed in all material respects all material obligations and complied in all material respects with all material agreements and covenants of the Company to be performed or complied with by it under this Agreement;

(c)           Parent shall have received a certificate of the Company, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to the effect that the conditions in Sections 7.2(a) and 7.2(b) have been satisfied;

(d)           There shall not have occurred, since September 30, 2006, except as contemplated by this Agreement, as set forth in Section 4.7 of the Disclosure Schedule or as disclosed as a factual matter in the SEC Reports prior to the date hereof (without taking into account any “risk factor” language), any change or effect that has or would be reasonably anticipated to have, individually or in the aggregate with other changes and effects, a Material Adverse Effect; and

(e)           Each of the directors of each of the Subsidiaries shall have resigned, effective as of and conditioned upon the Closing, from such director’s position as director of such Subsidiary, absent Parent’s written direction to the Company to the contrary.

Section 7.3             Conditions to the Company’s Obligation to Effect the Merger.  The obligations of the Company to effect the Merger shall be subject to the following conditions:

(a)           The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing as if made on the date of Closing (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any limitation set forth therein arising from the use of the words, “material” or “materially”, or the phrase “material adverse effect”) would not, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b)           Parent and Merger Sub shall have performed in all material respects all material obligations and complied in all material respects with all material agreements and covenants of Parent or Merger Sub to be performed or complied with by it under this Agreement; and

(c)           The Company shall have received a certificate of Parent, executed on its behalf by its Chief Executive Officer, Chief Financial Officer or Vice President and Secretary, dated the Closing Date, certifying to the effect that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1             Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

(a)           By the mutual written consent of Parent and the Company; or

(b)           By either of Parent or the Company if a Law or any order or injunction shall have been promulgated, enacted, entered or enforced, or any other action shall have been taken, by any Governmental Entity of competent jurisdiction that, in any of the foregoing cases has become final and non-appealable and has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the transactions contemplated by this Agreement; or

(c)           By the Company:

(i)            if the Company has approved a Superior Proposal in accordance with (and not in violation of) Section 5.2(c) specifically including, without limitation, the last sentence of such Section 5.2(c).

(ii)           if (x) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall not be true and correct on and as of the date of this Agreement and on and as of any date of determination as if made on such date of determination, except where the failure to be true and correct (without giving effect to any limitation set forth therein arising from the use of the words, “material” or “materially”, or the phrase, “material adverse effect”) would not, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, and the failure of such representations and warranties to be so true and correct is incapable of being cured or has not been cured within ten (10) business days after the giving of written notice by the Company to Parent or (y) Parent or Merger Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Merger Sub to be performed or complied with by it under this Agreement, which failure to perform or comply is incapable of being cured or has not been cured within ten (10) business days after the giving of written notice by the Company to Parent.

(iii)          if the Closing shall not have occurred on or before July 6, 2007 (the “Outside Date”); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if the Company is in material breach of this Agreement; or

(d)           By Parent or Merger Sub:

(i)            if the Board of Directors (x) shall have withdrawn, or modified or changed in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the transaction contemplated hereby, including the Merger or (y) shall have approved a Takeover Proposal; or

(ii)           if (x) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of this Agreement and on and as of any date of determination as if made on such date of determination (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any limitation set forth therein arising from the use of the words, “material” or “materially”, or the phrase, “Material Adverse Effect”) would not, individually or in the aggregate, have a Material Adverse Effect, or otherwise materially impair or materially delay the Company’s ability to consummate the transactions contemplated by this Agreement, and the failure of such representations and warranties to be so true and correct is incapable of being cured or has not been cured within ten (10) business days after the giving of written notice by Parent to the Company or (y) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement, which failure to perform or comply is incapable of being cured or has not been cured within ten (10) business days after the giving of written notice by Parent to the Company; or

(iii)          if the Closing shall not have occurred on or before the Outside Date; provided, however, that Parent or Merger Sub may not terminate this Agreement pursuant to this Section 8.1(d)(iii) if Parent or Merger Sub is in material breach of this Agreement.

Section 8.2             Effect of Termination.

(a)           In the event of termination of this Agreement by either the Company or Parent or Merger Sub as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except (i) that the terms and conditions set forth in this Article VIII shall continue to remain in full force and effect notwithstanding any such termination, (ii) as otherwise provided in Section 9.1 hereof and (iii) that nothing contained herein (other than as provided in Section 8.2(b)) shall relieve any party for willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)           If (x) Parent or Merger Sub terminates this Agreement pursuant to Section 8.1(d)(i) or (y) the Company terminates this Agreement pursuant to Section 8.1(c)(i), then in either such case, the Company shall pay, or cause to be paid to Parent by wire transfer of immediately available funds not later than the second (2nd) business day following the date of such termination an amount equal to $1,000,000 (the “Termination Fee”).  Notwithstanding anything in this Agreement to the contrary, the payment of the Termination Fee shall be the exclusive remedy of Parent and Merger Sub with respect to a termination of this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(d)(i).

ARTICLE IX
GENERAL PROVISIONS

Section 9.1             Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements contained in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Articles II and IX and in Sections 6.5, 6.7 and 6.8 shall survive the Effective Time and the agreements set forth in Articles VIII and IX and in Sections 6.4(b) and 6.5 shall survive termination.

Section 9.2             Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (b) on the third (3rd) business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)           if to Parent or Merger Sub:

c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, California  90210
Attention:   General Counsel
Facsimile:  (310) 712-1863

With a copy to:

Bingham McCutchen LLP
600 Anton Blvd., 18th Floor
Costa Mesa, California  92626
Attention:   James W. Loss, Esq.
Facsimile:  (714) 830-0700

(b)           if to the Company:

Strategic Distribution, Inc.
1414 Radcliffe Street, Suite 300
Bristol, PA 19007
Attention:  Chief Executive Officer
Facsimile:  (215) 633-4426

With a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas  77002
Attention:  Robert V. Jewell
Facsimile:  (713) 238-7135

Section 9.3             Expenses.  Except as expressly set forth in Section 8.2(b) hereof, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 9.4             Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(a)           “affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

(b)           “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(c)           “Disclosure Schedule” means that certain disclosure schedule, dated as of the date hereof, and delivered by the Company to Parent in connection with the execution and delivery of this Agreement.  The parties hereto hereby acknowledge and agree that disclosure of any matter, fact or circumstance in a Section of the Disclosure Schedule shall be deemed to be disclosure thereof for purposes of all other Sections of the Disclosure Schedule, so long as (a) it is readily apparent that the matters, facts or circumstances disclosed therein are applicable to another Section of the Disclosure Schedule or (b) such disclosure is cross-referenced to in such other Section of the Disclosure Schedule;

(d)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(e)           “knowledge of the Company” means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel;

(f)            “Law(s)” means any federal, state, local or foreign statute(s), law(s), ordinance(s), rule (s), regulation(s), judgment(s), decree(s), order(s), authorization(s) or approval(s) of any Governmental Entity;

(g)           “Person” means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization;

(h)           “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC promulgated thereunder;

(i)            “SEC” means the Securities and Exchange Commission; and

(j)            “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 9.5             Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 9.7             Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein (including, without limitation, in Sections 6.7 and 6.8 hereof), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

Section 9.8             Assignment.  This Agreement shall not be assigned by any party hereto whether by operation of Law or otherwise; provided, however, that either Parent or Merger Sub may (i) assign this Agreement to an affiliate or (ii) collaterally assign its rights hereunder to any financing source; provided, however, that in each such case the assigning party shall not be relieved of its obligations hereunder.

Section 9.9             Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

Section 9.10           Amendment.  This Agreement may be amended by the parties hereto by action taken by Parent and Merger Sub, and, subject to Section 1.3, by action taken by or on behalf of the Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.11           Parent Guarantee.  Without limiting any terms and conditions set forth in this Agreement, Parent hereby irrevocably and unconditionally guarantees, as and for its own account, the prompt performance of each and all of Merger Sub’s and the Surviving Corporation’s obligations under this Agreement, in each case when and as the same shall become due and payable and/or performable, as the case may be.

Section 9.12           Waiver.  At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

Section 9.13           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PROJECT EAGLE HOLDING CORPORATION

By:	/s/ Eva M. Kalawski
	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

PROJECT EAGLE MERGER CORPORATION

By:	/s/ Eva M. Kalawski
	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

STRATEGIC DISTRIBUTION, INC.

By:	/s/ Donald C. Woodring
	Name:	Donald C. Woodring
	Title:	President and Chief Executive Officer